Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1/A5) of Great Idea Corp. of our report dated March 13, 2012, with respect to the balance sheet as of December 31, 2011, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on November 4, 2011 to December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

January 29, 2013
Date